Exhibit 99.1

FB Financial Corporation Reports 2016 Fourth Quarter and Year End Results

Strong Banking Growth and Results Offset by Lower Mortgage Revenues

NASHVILLE, Tenn.--(BUSINESS WIRE)--January 26, 2017--FB Financial Corporation (“FB Financial”) (NYSE: FBK), parent company of FirstBank, reported its results today for the fourth quarter and year ended December 31, 2016.

President and CEO Christopher T. Holmes stated, “We reported record revenues, pre-tax income, loans and deposits for the year and benefited from our strong customer service model and our excellent market diversification across Tennessee, Georgia and Alabama. During 2016, we completed one of the most successful bank initial public stock offerings of the year, the largest bank IPO in Tennessee history. We also transformed our operating infrastructure to support growth and future expansion. We are very pleased with contributions from our over 1,100 dedicated associates who make these results possible by serving and caring for our customers.”

For the year ended December 31, 2016, the Company reported net income of $40.6 million, or $2.10 per diluted common share, compared to $47.9 million, or $2.79 per diluted common share, for 2015. The Company was a Sub-Chapter S-Corporation prior to September 16, 2016, at which time the Company converted to a C-Corporation in conjunction with its initial public offering. On a pro forma C-Corporation tax basis, 2016 net income was $39.4 million, or $2.04 per diluted common share, and $32.9 million, or $1.92 per diluted common share, for 2015.

Fourth Quarter Key Highlights

  Total revenues of $60.4 million for the quarter, up 22.2% from the fourth quarter of 2015
  Net interest margin on a tax-equivalent basis (NIM) of 3.99% up 14 basis points from the fourth quarter of 2015
  Loans held for investment (HFI) grew to $1.85 billion, up 12.4% on an annualized basis from September 30, 2016, and 8.6% from year-end 2015
  Total deposits grew to $2.67 billion, up 4.8% from September 30, 2016, on an annualized basis, and 9.6% from year-end 2015
  Mortgage loans closed totaled $1.55 billion for the quarter, an increase of 14.2% from the third quarter of 2015 and 126.1% from the fourth quarter of 2015
  Interest rate lock pipeline decreased by $317.6 million, or 37.3%, from $850.5 million to $532.9 million from the previous quarter
  Nonperforming assets to total assets declined to 0.58% at the end of the quarter from 0.86% at year-end 2015
  Book value per share and tangible book value per share ended the year at $13.71 and $11.58, respectively
  Shareholders’ equity to assets and tangible common equity to tangible assets ended the year at 10.09% and 8.65% respectively

Holmes continued, “The fourth quarter showed continued growth in our banking operations with annualized loan and deposit growth of 12.4% and 4.8%, respectively, while maintaining our net interest margin and our credit quality metrics. Our strong results for the fourth quarter were partially offset by expected lower mortgage revenue compared with the third quarter of 2016 due to the sharp increase in interest rates and the seasonal slowdown in mortgage activity associated with the fourth quarter. We are actively addressing these challenges in our mortgage operations as the higher interest rate environment persists.”

Financial Summary

Net income for the fourth quarter of 2016 was $9.0 million, or $0.37 per diluted common share, compared to $9.2 million, or $0.53 per diluted common share, for the fourth quarter of 2015, (on a pro forma C-corporation basis, pro forma net income was $5.9 million, or $0.35 per diluted common share for the fourth quarter of 2015).

During the fourth quarter of 2016, the Company recorded certain significant items which it considers non-core items impacting comparability between periods as follows:

  $4.4 million net pre-tax loss on the sale of mortgage-servicing rights (MSRs), net of related transaction expenses and hedging costs;
  $3.4 million impairment recovery on MSRs; and
  $1.0 million pre-tax variable compensation expense related to cash settled incentive restricted stock awards issued in periods prior to the IPO.

Adjusting net income for pre-tax, non-core net expenses totaling $2.4 million, core net income was $10.5 million, or $0.43 per diluted common share, for the fourth quarter of 2016, compared to pro forma core net income of $8.1 million, or $0.47 per diluted common share for the fourth quarter of 2015.

	Reported Results		Non-GAAP Core Results*
	For the Three Months Ended December 31
	2016	2015 (1)	2016	2015 (2)
Results of operations
Net income	$9,010	$5,935	$10,484	$8,053
Diluted earnings per share (EPS)	$0.37	$0.35	$0.43	$0.47
Total revenue	$60,364	$49,405	$60,713	$49,690
Return on average assets (ROAA)	1.12%	0.83%	1.30%	1.13%
Return on average equity (ROAE)	11.24%	10.07%	13.08%	13.66%
Return on average tangible common equity (ROTCE)*	13.40%	13.01%	15.60%	17.65%
Key metrics
Net interest margin (tax equivalent basis)	3.99%	3.85%
Core efficiency ratio*	73.72%	77.16%
Total nonperforming assets as a percentage of total assets	0.58%	0.86%
Allowance for loan losses as a percentage of loans held for investment	1.18%	1.44%
Total loans / deposits	88.20%	81.00%

*These measures are considered non-GAAP financial measures. See “GAAP Reconciliation and Use of Non-GAAP financial measures” and the corresponding financial tables below for a reconciliation and discussion of these non-GAAP measures.

(1) Prior to the IPO in the third quarter of 2016, the Company was an S corporation and did not incur federal income taxes. In conjunction with the IPO, the Company converted to a C corporation. These results are on a pro forma basis to reflect the results of the Company on a C corporation basis. Reported net income as an S corporation was $9,191 with diluted EPS of $0.53 while ROAA, ROAE and ROTCE were 1.29%, 15.59% and 20.14%, respectively.
(2) Core results are presented pro forma for conversion from S corporation to C corporation status.

Customer-Focused Balance Sheet Growth Drives Interest Income and NIM

Loans held for investment at December 31, 2016, rose to $1.85 billion, an increase of $55.4 million, or 12.4% annualized, from September 30, 2016. This compares to an increase of $146.9 million, or 8.6%, from December 31, 2015. Average loans for the fourth quarter of 2016 were $1.81 billion, an increase of $147.7 million, or 8.9%, compared to the fourth quarter of 2015.

Total deposits increased to $2.67 billion at December 31, 2016, compared to $2.44 billion at December 31, 2015, reflecting an annual growth rate of 9.6% and were up an annualized 4.8% from September 30, 2016. Average deposit balances were $2.67 billion for the fourth quarter of 2016, an increase of $92.4 million, or 14.3% annualized, from the third quarter of 2016 of $2.58 billion and an increase of $336.9 million, or 14.5%, from the fourth quarter of 2015 balance of $2.33 billion. Average noninterest bearing deposit balances increased to $768.0 million for the fourth quarter of 2016, from $738.3 million for the third quarter of 2016, and $599.3 million for the fourth quarter of 2015. Cost of total deposits was 0.29% for the fourth quarter of 2016, compared to 0.28% for the fourth quarter of 2015.

Loans held for sale, generated by our mortgage operations, rose to $507.4 million at December 31, 2016, compared to $486.6 million and $273.2 million at September 30, 2016 and December 31, 2015, respectively. Average loans held for sale for the fourth quarter of 2016 were $510.2 million compared to $409.7 million and $315.2 million for the third quarter of 2016 and fourth quarter of 2015, respectively.

Our NIM increased to 3.99% for the fourth quarter of 2016, compared to 3.85% for the fourth quarter of 2015. Accretion related to acquired loans contributed 5 basis points to our NIM for the fourth quarter of 2016 compared to 11 and 3 basis points for the third quarter of 2016 and the fourth quarter of 2015, respectively. Net interest income was $29.0 million for the fourth quarter of 2016, compared to $27.6 million for the third quarter of 2016 and $25.3 million for the fourth quarter of 2015, an increase of 14.8% over the fourth quarter of 2015.

“Our solid growth in loans and deposits reflects our focus on building customer relationships across our markets and the continued growth of our metropolitan markets in Tennessee and Alabama. We remain very positive about our continued growth in 2017,” Holmes said.

Interest Rate Environment Pressures Noninterest Income Compared with the Third Quarter of 2016

Noninterest income rose 30.0% to $31.3 million for the fourth quarter of 2016, compared to $24.1 million for the same period in 2015.

Mortgage banking revenues were up 37.0% to $26.2 million for the fourth quarter of 2016, compared to $19.1 million for the same period in 2015. Net gains from mortgage closings and sales increased 27.4% to $22.4 million for the fourth quarter of 2016, compared to $17.6 million for the same period in 2015. Closings rose 126.1% to $1.55 billion in mortgage loans during the quarter compared to $686.3 million in the same period in 2015; however, our mortgage loan interest rate lock commitment pipeline decreased from $850.5 million at September 30, 2016 to $532.9 million at December 31, 2016. As previously discussed, the sharp increase in rates following the November election along with seasonal fluctuation led to a reduction in our mortgage banking revenues from the record levels recorded in the third quarter of 2016. Mortgage servicing revenue was $3.8 million for the fourth quarter of 2016, compared to $1.5 million for the same period in 2015 and $3.7 million for the third quarter of 2016.

Wilburn J. (“Wib”) Evans, President of FB Ventures, stated, “For 2016, our mortgage operations delivered record levels of closings and revenues. While our closing levels remained strong, our overall pipeline decreased significantly in the fourth quarter of 2016 primarily in refinance activity due to the sharp increase in mortgage rates. We were able to partially offset this with the increasing growth in our newly established correspondent division. The higher interest rates, lower volumes and change in mix put pressure on margins throughout the quarter. We will continue to evaluate our cost structure as market conditions evolve during 2017.”

Leverage of Noninterest Expense Base Improves Overall Efficiency

Noninterest expense was $47.3 million for the fourth quarter of 2016 compared to $41.9 million for the fourth quarter of 2015. Excluding the non-core items, core noninterest expense was $45.2 million for the fourth quarter of 2016 compared to $38.7 million for the fourth quarter of 2015. The primary drivers of the increase in noninterest expense was the impact of increased mortgage closing volumes.

Our efficiency ratio, which excludes the non-core items previously discussed, was 73.7% for the fourth quarter of 2016 compared to 77.2% for the fourth quarter of 2015. Our Banking Segment efficiency ratio was 65.1% for the fourth quarter of 2016, compared to 70.5% for the fourth quarter of 2015, while our Mortgage Segment efficiency ratio was 89.4% and 94.1%, respectively, for the same periods. See “GAAP Reconciliation and Use of Non-GAAP Financial Measures.”

“Enhancing our operating leverage is important to our strategy to grow earnings. Our core efficiency ratio improved since last year and benefited, in part, from our conversion to a new core processor in 2016. We believe we have the systems in place to support a larger bank in the future,” commented James R. Gordon, Chief Financial Officer.

Continued Asset Quality Improvement

Asset quality improved in the latest quarter as nonperforming assets declined to $19.1 million, or 0.58% of total assets, at December 31, 2016, from $24.9 million, or 0.86%, at December 31, 2015.

The allowance for loan losses equaled 1.18% of loans HFI at December 31, 2016, compared to 1.30% at September 30, 2016, and 1.44% at December 31, 2015. Net charge-offs were $791 thousand, or 0.17% annualized as a percentage of average loans HFI for the fourth quarter of 2016, compared to $515 thousand, or 0.12% for the third quarter of 2016, and to 0.14% for the fourth quarter of 2015.

The provision for loan losses was a reversal of $752 thousand for the fourth quarter of 2016 compared to a charge of $71 thousand and a reversal of $2.1 million for the third quarter of 2016 and the fourth quarter of 2015, respectively.

“Our asset quality was strong at year-end 2016,” commented Gordon. “We reported a 13.2% decrease in nonperforming loans, a 36.4% drop in foreclosed real estate, and a 42.4% decrease in trouble debt restructured loans compared with the fourth quarter of last year. Overall, our allowance has decreased from 1.44% at the end of 2015 to 1.18% at the end of 2016 demonstrating the strength of our markets and our continued focus on credit quality.”

Continued Capital Strength

The Company ended the year with a shareholders’ equity to assets ratio and a tangible common equity to tangible assets ratio of 10.09% and 8.65%, respectively, and a book value per common share and tangible book value per common share of $13.71 and $11.58, respectively. This compared to 8.16% and 6.43% and $13.78 and $10.66, respectively, at December 31, 2015. Our common equity tier one ratio improved to 11.05% at December 31, 2016, from 8.23% at December 31, 2015. See “GAAP Reconciliation and Use of Non-GAAP Financial Measures”

“FB Financial is positioned well for continued growth in 2017. Our metropolitan markets have proven to be solid contributors to loan and deposit growth in 2016 and our community markets provide a stable base for our operations. We remain focused on our strategy of building shareholder value through organic growth, acquisitions that leverage our operations, and providing best-in-market customer service,” Holmes concluded.

WEBCAST AND CONFERENCE CALL INFORMATION

The live broadcast of FB Financial Corporation’s conference call will begin at 8:00 a.m. CST on Friday, January 27, 2017, and the earnings conference call will be broadcast live over the Internet at http://services.choruscall.com/links/fbk170127ihSlw5zS.html. A 30-day online replay will be available approximately an hour following the conclusion of the live broadcast. Additionally, the Company has posted a Presentation of Fourth Quarter 2016 Results on its website, which can be found at https://investors.firstbankonline.com/.

ABOUT FB FINANCIAL CORPORATION

FB Financial Corporation (NYSE: FBK) is a bank holding company headquartered in Nashville, Tennessee. FB Financial operates through its wholly owned banking subsidiary, FirstBank, the third largest Tennessee-headquartered bank, with 45 full-service bank branches across Tennessee, North Alabama and North Georgia, and a national mortgage business with offices across the Southeast. FirstBank serves five of the largest metropolitan markets in Tennessee and has over $3.2 billion in total assets.

CORRESPONDING FINANCIAL TABLES AND INFORMATION

Investors are encouraged to review the foregoing summary and discussion of the Company’s earnings and financial condition in conjunction with the detailed financial tables and information which the Company has also included in the earnings release and in its forthcoming Form 10-K. This information is also included in a current report on Form 8-K furnished to the U.S. Securities and Exchange Commission (SEC) today.

BUSINESS SEGMENT RESULTS

The Company has included its business segment financial tables as part of this release. A detailed discussion of the business segment results will be included in the Company’s forthcoming Form 10-K. Additionally, investors should review the segment information included in our Registration Statement on Form S-1 filed with the SEC on August 19, 2016 and as amended.

FORWARD-LOOKING STATEMENTS

This news release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. You can identify these forward-looking statements through the Company’s use of words such as “believes,” “anticipates,” “expects,” “may,” “will,” “assumes,” “should,” “predicts,” “could,” “would,” “intends,” “targets,” “estimates,” “projects,” “plans,” “potential” and other similar words and expressions of the future or otherwise regarding the outlook for the Company’s future business and financial performance and/or the performance of the banking and mortgage industry and economy in general. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve known and unknown risks and uncertainties which may cause the actual results, performance or achievements of the Company to be materially different from the future results, performance or achievements expressed or implied by such forward-looking statements.

Forward-looking statements are based on the information known to, and current beliefs and expectations of, the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by such forward-looking statements. A number of factors could cause actual results to differ materially from those contemplated by the forward-looking statements in this news release including, without limitation, the risks and other factors set forth in the Company’s final prospectus filed pursuant to Rule 424(b)(4) under the Securities Act of 1933, as amended, filed with the SEC on September 19, 2016 (Registration No. 333-213210) under the captions “Cautionary note regarding forward-looking statements” and “Risk factors.” Many of these factors are beyond the Company’s ability to control or predict. The Company believes the forward-looking statements contained herein are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations and speak only as of the date that they are made. The Company does not assume any obligation to update any forward-looking statements as a result of new information, future developments or otherwise, except as otherwise may be required by law.

GAAP RECONCILIATION AND USE OF NON-GAAP FINANCIAL MEASURES

This news release contains certain financial measures that are not measures recognized under U.S. generally accepted accounting principles (GAAP) and therefore are considered non-GAAP financial measures. These non-GAAP financial measures include, without limitation, net income, diluted earnings per share, total revenues, return on average assets, return on average equity, return on average tangible common equity, noninterest expense and core efficiency ratio, in each case excluding certain income and expense items that the Company’s management considers to be non-core in nature. The Company refers to these non-GAAP measures as core measures. This news release also uses tangible book value per common share and the tangible common equity to tangible assets ratio, which are non-GAAP measures that exclude the impact of goodwill and other intangibles. The Company’s management uses these non-GAAP financial measures in their analysis of the Company’s performance, financial condition and the efficiency of its operations. Management believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrating the effects of significant non-core gains and charges in the current period. The Company’s management also believes that investors find these non-GAAP financial measures useful as they assist investors in understanding our underlying operating performance and in the analysis of ongoing operating trends. In addition, because intangible assets such as goodwill and other intangibles, and the other items excluded each vary extensively from company to company, the Company believes that the presentation of this information allows investors to more easily compare the Company’s results to the results of other companies. However, the non-GAAP financial measures discussed herein should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which we calculate the non-GAAP financial measures discussed herein may differ from that of other companies reporting measures with similar names. You should understand how such other banking organizations calculate their financial measures similar or with names similar to the non-GAAP financial measures we have discussed herein when comparing such non-GAAP financial measures. The following tables provide a reconciliation of these measures to the most directly comparable GAAP financial measures.

Financial Summary and Key Metrics
(Unaudited)
(In Thousands, Except Share Data)

	2016		2015
	Fourth Quarter	Third Quarter	Fourth Quarter
Statement of Income Data
Total interest income	$31,567	$30,005	$27,552
Total interest expense	2,535	2,388	2,256
Net interest income	29,032	27,617	25,296
Provision for loan losses	(752)	71	(2,127)
Total noninterest income	31,332	43,962	24,109
Total noninterest expense	47,319	55,529	41,880
Net income before income taxes	13,797	15,979	9,652
Income tax expense	4,787	14,772	461
Net income	$9,010	$1,207	$9,191
Net interest income (tax—equivalent basis)	$29,686	$28,213	$28,042
Pro forma net income	$9,010	$10,033	$5,935
Pro forma core net income*	$10,484	$12,935	$8,053
Per Common Share
Diluted net income	$0.37	$0.07	$0.53
Pro forma net income- diluted	$0.37	$0.55	$0.35
Pro forma core net income- diluted*	$0.43	$0.71	$0.47
Book value	13.71	13.73	13.78
Tangible book value	11.58	11.56	10.66
Weighted average number of shares-diluted	24,500,943	18,332,192	17,180,000
Period-end number of shares	24,107,660	23,975,122	17,180,000
Selected Balance Sheet Data
Cash and due from banks	$50,157	$51,292	$53,893
Loans held for investment	1,848,784	1,793,343	1,701,863
Allowance for loan losses	(21,747)	(23,290)	(24,460)
Loans held for sale	507,442	486,601	273,196
Available-for-sale securities, fair value	582,183	553,357	649,387
Foreclosed real estate, net	7,403	8,964	11,641
Total assets	3,276,881	3,187,180	2,899,420
Total deposits	2,671,562	2,640,072	2,438,474
Core deposits*	2,611,438	2,575,797	2,386,154
Borrowings	194,892	125,291	74,616
Total shareholders' equity	330,498	329,108	236,674
Selected Ratios
Return on average:
Assets	1.12%	0.16%	1.29%
Shareholders' equity	11.24%	1.74%	15.59%
Tangible common equity*	13.40%	2.14%	20.14%
Pro forma return on average:
Assets	1.12%	1.32%	0.83%
Shareholders' equity	11.24%	14.43%	10.07%
Tangible common equity*	13.40%	17.79%	13.01%
Average shareholders' equity to average assets	9.95%	9.17%	8.25%
Net interest margin (tax-equivalent basis)	3.99%	4.05%	3.85%
Core efficiency ratio (tax-equivalent basis)*	73.72%	69.65%	77.16%
Loans held for investment to deposit ratio	69.20%	67.93%	69.79%
Total loan to deposit ratio	88.20%	86.36%	81.00%
Yield on interest-earning assets	4.33%	4.40%	4.19%
Cost of interest-bearing liabilities	0.49%	0.48%	0.46%
Cost of total deposits	0.29%	0.30%	0.28%
Credit Quality Ratios
Allowance for loan losses as a percentage of loans held for investment	1.18%	1.30%	1.44%
Net (charge-off's) recoveries as a percentage of average total loans held for investment	(0.17)%	(0.12)%	(0.14)%
Nonperforming assets as a percentage of total assets	0.58%	0.68%	0.86%
Preliminary capital ratios (Consolidated)
Shareholders' equity to assets	10.09%	10.33%	8.16%
Tangible common equity to tangible assets*	8.65%	8.84%	6.43%
Tier 1 capital (to average assets)	10.06%	10.32%	7.64%
Tier 1 capital (to risk-weighted assets	12.21%	12.37%	9.58%
Total capital (to risk-weighted assets)	13.04%	13.32%	11.15%
Common Equity Tier 1 (to risk-weighted assets) (CET1)	11.05%	11.16%	8.23%

*These measures are considered non-GAAP financial measures. See “GAAP Reconciliation and Use of Non-GAAP financial measures” and the corresponding financial tables below for a reconciliation and discussion of these non-GAAP measures.

Non-GAAP Reconciliation
For the Quarters Ended
(Unaudited)
(In Thousands, Except Share Data)

	2016		2015
Pro forma core net income	Fourth Quarter	Third Quarter	Fourth Quarter
Pre-tax net income	$13,797	$15,979	$9,652
Non-core items:
Noninterest income
Gain on sale of securities	-	416	2
(Loss) gain on sales or write-downs of foreclosed and other assets	(349)	1,653	(287)
Noninterest expenses
One-time equity grants	-	2,960	-
Variable compensation charge related to cash settled equity awards	1,041	213	-
Merger and conversion	-	1,122	2,965
(Recovery of) impairment of mortgage servicing rights	(3,411)	2,402	194
Loss on sale of mortgage servicing rights	4,447	-	-
Pre tax core net income	$16,223	$20,607	$13,096
Pro forma core income tax expense	5,739	7,672	5,043
Pro forma core net income	$10,484	$12,935	$8,053
Weighted average common shares outstanding fully diluted	24,500,943	18,332,192	17,180,000

Pro forma core diluted earnings per share
Diluted earning per share	$0.37	$0.07	$0.53
Non-core items:
Noninterest income
Gain on sale of securities	-	0.02	0.00
(Loss) gain on sales or write-downs of foreclosed and other assets	(0.01)	0.09	(0.02)

Noninterest expenses
One-time equity grants	-	0.16	-
Variable compensation charge related to cash settled equity awards	0.04	0.01	-
Merger and conversion	-	0.06	0.17
(Recovery of) impairment of mortgage servicing rights	(0.14)	0.13	0.01
Loss on sale of mortgage servicing rights	0.18	-	-
Tax effect	(0.04)	0.39	(0.27)
Pro forma core diluted earnings per share	$0.43	$0.71	$0.47

	2016		2015
Core efficiency ratio (tax-equivalent basis)	Fourth Quarter	Third Quarter	Fourth Quarter
Total noninterest expense	$47,319	$55,529	$41,880
Less one-time equity grants	-	2,960	-
Less variable compensation charge related to cash settled equity awards	1,041	213	-
Less merger and conversion expenses	-	1,122	2,965
Less (recovery of) impairment of mortgage servicing rights	(3,411)	2,402	194
Less loss on sale of mortgage servicing rights	4,447	-	-
Core noninterest expense	$45,242	$48,832	$38,721
Net interest income (tax-equivalent basis)	29,686	28,213	25,786
Total noninterest income	31,332	43,962	24,109
Less gain on sales or write-downs of foreclosed and other assets	(349)	1,653	(287)
Less gain on sales of securities	-	416	2
Core noninterest income	31,681	41,893	24,394
Core revenue	$61,367	$70,106	$50,180
Core efficiency ratio (tax-equivalent basis)	73.72%	69.65%	77.16%

Non-GAAP Reconciliation
For the Quarters Ended
(Unaudited)
(In Thousands, Except Share Data)

	2016		2015
Banking segment core efficiency ratio (tax equivalent)	Fourth Quarter	Third Quarter	Fourth Quarter
Core noninterest expense	$45,242	$48,832	$38,721
Less Mortgage Banking segment noninterest expense	20,463	23,744	13,477
Add (recovery of) impairment of mortgage servicing rights	(3,411)	2,402	194
Add loss on sale of mortgage servicing rights	4,447	-	-
Adjusted Banking segment noninterest expense	25,815	27,490	25,438
Adjusted core revenue	61,367	70,106	50,180
Less Mortgage Banking segment noninterest income	21,738	27,957	14,112
Adjusted Banking segment noninterest income	$39,629	$42,149	$36,068
Banking segment core efficiency ratio (tax-equivalent basis)	65.14%	65.22%	70.53%

Mortgage Banking segment core efficiency ratio (tax equivalent)
Noninterest expense	$47,319	$55,529	$41,880
Less impairment of mortgage servicing rights	(3,411)	2,402	194
Less loss on sale of mortgage servicing rights	4,447	-	-
Less Banking segment noninterest expense	26,856	31,785	28,403
Adjusted Mortgage Banking segment noninterest expense	$19,427	$21,342	$13,283
Total noninterest income	31,332	43,962	24,109
Less Banking segment noninterest income	9,594	16,005	9,997
Adjusted Mortgage Banking segment noninterest income	$21,738	$27,957	$14,112
Mortgage Banking segment core efficiency ratio (tax-equivalent basis)	89.37%	76.34%	94.13%

	2016		2015
Tangible assets and equity	Fourth Quarter	Third Quarter	Fourth Quarter
Tangible Assets
Total assets	$3,276,881	$3,187,180	$2,899,420
Less goodwill	46,867	46,867	46,904
Less core deposit intangibles	4,563	5,090	6,695
Tangible assets	$3,225,451	$3,135,223	$2,845,821
Tangible Common Equity
Total shareholders' equity	$330,498	$329,108	$236,674
Less goodwill	46,867	46,867	46,904
Less core deposit intangibles	4,563	5,090	6,695
Tangible common equity	$279,068	$277,151	$183,075
Common shares outstanding	24,107,660	23,975,122	17,180,000
Book value per common share	$13.71	$13.73	$13.78
Tangible book value per common share	$11.58	$11.56	$10.66
Total shareholders' equity to total assets	10.09%	10.33%	8.16%
Tangible common equity to tangible assets	8.65%	8.84%	6.43%
Net income	$9,010	$1,207	$9,191
Return on tangible common equity	12.84%	1.73%	19.92%

	2016		2015
Return on average tangible common equity	Fourth Quarter	Third Quarter	Fourth Quarter
Total average shareholders' equity	$318,986	$276,549	$233,932
Less average goodwill	46,839	46,839	46,875
Less average core deposit intangibles	4,694	5,402	6,042
Average tangible common equity	$267,453	$224,308	$181,015
Net income	$9,010	$1,207	$9,191
Return on average tangible common equity	13.40%	2.14%	20.14%

	2016		2015
Pro forma return on average tangible common equity	Fourth Quarter	Third Quarter	Fourth Quarter
Tangible average equity	$267,453	$224,308	$181,015
Pro forma net income	$9,010	$10,033	$5,935
Pro forma return on average tangible common equity	13.40%	17.79%	13.01%

Non-GAAP Reconciliation
For the Quarters Ended
(Unaudited)
(In Thousands, Except Share Data)

	2016		2015
Pro forma core return on average tangible equity	Fourth Quarter	Third Quarter	Fourth Quarter
Pre-tax pro forma net income	$13,797	$15,979	$9,652
Adjustments:
Add non-core items	2,426	4,628	3,444
Less pro forma core income tax expense	5,739	7,672	5,043
Pro forma core net income	$10,484	$12,935	$8,053
Pro forma core return on average tangible common equity	15.60%	22.94%	17.65%

	2016		2015
Pro forma core return on average assets and equity	Fourth Quarter	Third Quarter	Fourth Quarter
Net income	$9,010	$1,207	$9,191
Average assets	3,206,398	3,015,670	2,835,586
Average equity	318,986	276,549	233,932
Return on average assets	1.12%	0.16%	1.29%
Return on average equity	11.24%	1.74%	15.59%
Pro forma core net income	10,484	12,935	8,053
Pro forma core return on average assets	1.30%	1.71%	1.13%
Pro forma core return on average equity	13.08%	18.61%	13.66%

	2016		2015
Pro forma core total revenue	Fourth Quarter	Third Quarter	Fourth Quarter
Net interest income	$29,032	$27,617	$25,296
Noninterest income	31,332	43,962	24,109
Less adjustments:
Gain on sale of securities	-	416	2
(Loss) gain on sales or write-downs of foreclosed and other assets	(349)	1,653	(287)
Pro forma core total revenue	$60,713	$69,510	$49,690

	2016		2015
Core deposits	Fourth Quarter	Third Quarter	Fourth Quarter
Total deposits	$2,671,562	$2,640,072	$2,438,474
Less jumbo time deposits	60,124	64,275	52,320
Core deposits	$2,611,438	$2,575,797	$2,386,154

CONTACT:
FB Financial Corporation
Media Contact:
Jeanie M. Rittenberry, 615-313-8328
jrittenberry@firstbankonline.com
www.firstbankonline.com
or
Financial Contact:
James R. Gordon, 615-564-1212
jgordon@firstbankonline.com
investorrelations@firstbankonline.com